Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 18, 2023 (except for the effects of the exchange ratio disclosed in Note 1, sub-section Reverse Merger and Pre-Closing Financing, as to which the date is March 18, 2024), in the Registration Statement (Form S-1 No. 333-XXXXX) and related Prospectus of Neurogene Inc. for the registration of 4,000,042 shares of its common stock.

/s/ Ernst & Young LLP

Stamford, Connecticut

December 2, 2024